UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On October 15, 2015, the Board of Directors of Marvell Technology Group LTD. (the “Company”) retained Dave Eichler of Randstad Professionals US, LP, d/b/a Tatum (“Tatum”) to serve as our Interim Chief Financial Officer (“CFO”), effective as of October 16, 2015. In such capacity Mr. Eichler will also act as our principal accounting officer.

Mr. Eichler, 66, has over 30 years of financial experience. Mr. Eichler was an independent CFO consultant from 2011 to 2013 and has been partner at Tatum since 2014. He has served as a CFO at Catalyst Semiconductor Corporation, Alliance Semiconductor Corporation, Tripath Technology Inc. and Hyundai Electronics America Inc. Mr. Eichler holds an MBA in finance from University of California, Los Angeles and a BS in accounting from Northeastern University.

In connection with retaining Mr. Eichler as our Interim CFO, we entered into an Interim Services Agreement with Tatum, effective October 15, 2015, for the provision of Mr. Eichler’s services (the “Services Agreement”), and will pay Tatum $15,000 per week for up to 60 hours of professional services. In addition, for work by Mr. Eichler in excess of 60 hours, we will pay Tatum at a rate of $325 per hour, and for work performed by other Tatum professionals, we will pay Tatum at a rate of $250 per hour. Mr. Eichler is not eligible for any other compensation or benefits from the Company. The Services Agreement requires that the Company indemnify Mr. Eichler and Tatum in connection with services thereunder. The Services Agreement has a minimum term of three months, and thereafter may be terminated by either party for any reason upon 15 days’ advance written notice. The Company also intends to enter into its standard form indemnification agreement with Mr. Eichler.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2015

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Sehat Sutardja
Sehat Sutardja
Chief Executive Officer

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